SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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SLM Corporation

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12061 Bluemont Way
Reston, Virginia 20190
April 11, 2005
Dear Shareholder:
      We cordially invite you to attend SLM Corporation’s Annual Shareholders’ Meeting on Thursday, May 19, 2005 at 11:00 a.m. at the Corporation’s offices located at 12061 Bluemont Way, Reston, Virginia, 20190.
      At the meeting, shareholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached proxy statement.
      Thank you for your support of Sallie Mae.

Sincerely,

Albert L. Lord
Chairman of the Board of Directors
This proxy statement and the accompanying proxy card are being mailed to
SLM Corporation shareholders beginning about April 11, 2005

12061 Bluemont Way
Reston, Virginia 20190
April 11, 2005
SLM CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On May 19, 2005

To our Shareholders:
      The 2005 Annual Meeting of shareholders of SLM Corporation will be held at the Corporation’s offices, 12061 Bluemont Way, Reston, Virginia 20190 on Thursday, May 19, 2005 beginning at 11:00 a.m., local time. At the meeting, holders of the Corporation’s outstanding common stock will consider and vote on the following matters:

•	Election of 14 directors for a term of one year;

•	Approval of reallocation of shares authorized to be issued from the Directors Stock Plan and the Employee Stock Purchase Plan to the SLM Corporation Incentive Plan;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountant for 2005; and

•	Any other matters that properly come before the meeting.
      All holders of record of shares of SLM Corporation common stock at the close of business on March 21, 2005 are entitled to vote at the meeting.
      Your participation in the Annual Meeting is important. We urge you to vote your proxy at your earliest convenience. You may vote by mail, telephone or over the Internet, depending on how your share ownership is recorded. If you plan to attend the Annual Meeting, please advise my office directly at (703) 984-6785.
Mary F. Eure
Corporate Secretary

PROXY STATEMENT
      The Board of Directors of SLM Corporation (or “Sallie Mae”) solicits your proxy to conduct business at the Corporation’s annual shareholders’ meeting to be held at the Corporation’s offices, 12061 Bluemont Way, Reston, Virginia on Thursday, May 19, 2005 at 11:00 a.m., local time.
      This proxy statement includes information about the Corporation’s stock performance for 2004, governance and Board matters, stock ownership and compensation for Board members and the highest paid officers, and the agenda for the Annual Meeting: 1) election of directors; 2) approval of reallocation of shares authorized to be issued from the SLM Corporation Directors Stock Plan and the Employee Stock Purchase Plan to the SLM Corporation Incentive Plan; and 3) ratification of the Corporation’s independent accountant. Information about how to vote your proxy is included.
      We have also enclosed the Corporation’s Annual Report on Form 10-K, which provides financial results for 2004.
CORPORATE PERFORMANCE
      The following graph compares the yearly percentage change in the Corporation’s cumulative total shareholder return on its common stock(1) to that of Standard & Poor’s 500 Stock Index and Standard & Poor’s 500 Financials Index. The graph assumes a base investment of $100 at December 31, 1999 and reinvestment of dividends through December 31, 2004.
SLM Corporation
Five-Year Cumulative Total Shareholder Return

	Base
Company/Index	Year	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

SLM Corporation	$100.0	$163.4	$203.7	$254.0	$280.8	$404.5
S&P 500 Financials (2)	$100.0	$128.0	$111.3	$87.1	$124.2	$134.3
S&P 500 Index	$100.0	$90.9	$80.1	$62.5	$80.4	$89.1
Source: Bloomberg Comparative Return Table

(1)	The Corporation completed a three-for-one stock split, in the form of a stock dividend, in June 2003. All references in this proxy statement to SLM or Sallie Mae stock and stock prices have been adjusted for the stock split.

(2)	Companies included in Standard & Poor’s 500 Financials Index: American Express, Bank of New York, Bear Stearns, Capital One, CIT Group, Citigroup, E*Trade, Federated Investments, Franklin Resources Inc, Goldman Sachs Corp, Janus Capital Group, JPMorgan Chase, Lehman Brothers, MBNA, Mellon Financial, Merrill Lynch, Moody’s, Morgan Stanley, Northern Trust, Principal Financial, Providian Financial, Charles Schwab, SLM Corp, State Street Corp, and T. Rowe Price.

STOCK OWNERSHIP
      Sallie Mae encourages stock ownership by its directors, officers and employees to align their interests with those of shareholders. We believe this policy focuses directors and the workforce on economic performance and long-term strategic initiatives that will enhance shareholder returns.
      To support our ownership policy, the Corporation:

•	compensates non-employee directors primarily in the form of options on the Corporation’s common stock;

•	requires that a portion of any annual bonus paid to any officer be in the form of Sallie Mae stock;

•	grants stock options to all employees; and

•	established a share ownership policy for senior officers and members of the Board.
      In order to reinforce the importance of sustained, long-term shareholder returns, some of these arrangements have share ownership retention requirements or incentives.
      The following table provides information regarding shares owned by each director and executive officer of the Corporation as of February 28, 2005.

		Total		Total	Percent
		Economic	Vested	Beneficial	of
	Shares(1)	Ownership(2)	Options(3)	Ownership(4)	Class

Directors
Charles L. Daley(5)	63,162		413,215	476,377	*
William M. Diefenderfer, III	48,197		215,776	263,973	*
Thomas J. Fitzpatrick	1,316,302	1,780,079	906,969	2,223,271	*
Edward A. Fox(5)	542,000		189,855	731,855	*
Diane Suitt Gilleland	62,330		303,992	366,322	*
Earl A. Goode	38,927		105,945	144,872	*
Ann Torre Grant	18,522		361,369	379,891	*
Ronald F. Hunt(5)	196,806		192,654	389,460	*
Benjamin J. Lambert, III	89,479		281,568	371,047	*
Albert L. Lord(5)	1,264,227	1,575,435	2,675,709	3,939,936	*
Barry A. Munitz	130,137		12,775	142,912	*
A. Alexander Porter, Jr. (5)	742,071		639,430	1,381,501	*
Wolfgang Schoellkopf	55,000		239,215	294,215	*
Steven L. Shapiro	44,177		417,090	461,267	*
Barry Lawson Williams	21,095		170,080	191,175	*

Executive Officers
Albert L. Lord	1,264,227	1,575,435	2,675,709	3,939,936	*
Thomas J. Fitzpatrick	1,316,302	1,780,079	906,969	2,223,271	*
C.E. Andrews	41,695		400,000	441,695	*
Robert S. Autor	90,607		485,000	575,607	*
Marianne M. Keler(5)	489,536		1,009,532	1,499,068	*
June M. McCormack	243,302		279,763	523,065	*

		Total		Total	Percent
		Economic	Vested	Beneficial	of
	Shares(1)	Ownership(2)	Options(3)	Ownership(4)	Class

Kevin F. Moehn(5)	129,003		228,124	357,127	*
John F. Remondi	592,715		747,702	1,340,417	*
John F. Whorley, Jr.	179,408		0	179,408	*
Directors and Executive Officers as a Group	6,398,698		10,275,763	16,674,461	3.95%

*	Less than one percent

(1)	Shares held directly or indirectly by the individual or by the individual and his or her spouse, including shares credited to Corporation-sponsored retirement plans.

(2)	Total of column 1 plus 311,208 vested restricted stock units and accumulated reinvested dividends granted to Mr. Lord and 463,776 unvested restricted stock units and accumulated reinvested dividends granted to Mr. Fitzpatrick under the terms of their employment agreements, which are described later in this proxy statement.

(3)	Shares that may be acquired within 60 days through the exercise of stock options.

(4)	Total of columns 1 and 3. Except as otherwise indicated and subject to community property laws, each owner has sole voting and sole investment power with respect to the shares listed.

(5)	Mr. Daley’s share ownership includes 2,625 shares held through a limited partnership, in which he owns a 50 percent interest and 4,875 shares held by his spouse. Mr. Fox’s share ownership includes 42,000 shares held in a charitable remainder trust. Mr. Hunt’s share ownership includes 1,575 shares held solely in his wife’s name. Mr. Lord’s share ownership includes 2,100 shares held in his wife’s name. Mr. Porter’s share ownership includes 737,359 shares over which he shares investment and voting control. Ms. Keler’s share ownership includes 1,277 shares owned by her children. Mr. Moehn’s share ownership includes 100 shares owned by his son.
CORPORATE GOVERNANCE
Board Governance Guidelines
      The Board’s governance has been guided by a set of principles initially adopted in 1997. The Board’s revised guidelines are published at www.salliemae.com under “About Us, Corporate Governance, SLM Corp. Board” and a written copy is available from the Corporate Secretary. The guidelines are reviewed annually. Among other matters, the guidelines provide the following:

•	A majority of the members of the Board must be independent directors and all members of the Audit, Nominations and Governance, and Compensation and Personnel Committees must be independent.

•	All directors stand for re-election every year and shareholders are entitled to cumulate their shares for the election of directors.

•	The Board has established the position of Lead Independent Director, which is currently held by Mr. Porter. The Lead Independent Director presides over executive sessions of the Board in the absence of the Chair, and annually leads the Board in its review of the CEO’s performance. The Lead Independent Director, in consultation with the Chair of the Nominations and Governance Committee, takes the initiative to address unique governance matters that arise during the year.

•	The independent members of the Board and each committee meet in executive session, without the presence of management or the CEO, at the end of each regularly scheduled Board and committee meeting, as the case may be. The Chairman of the Board or the Lead Independent Director presides over the executive sessions of the independent directors. Committee chairs preside over executive sessions of the committees.

•	Board compensation is substantially in the form of Sallie Mae stock or other equity-linked compensation.

•	The Board undertakes an annual self-review.

•	Board members have open communications with all members of management.
Director Independence
      The Board has established criteria for determining whether a director is independent from management. These criteria, which are included in the governance guidelines, incorporate the director independence criteria included in the New York Stock Exchange listing standards as well as additional, more restrictive criteria established by the Board. Prior to selecting the nominees to the Board, the Board reviewed and discussed information provided by the directors and the Corporation with regard to each director’s business and personal activities as they may relate to the Corporation and the Corporation’s management. Further, if a director’s relationship changes with the Corporation during the course of the year, the director must notify the Chairman of the Nominations and Governance Committee and, as recommended by the Committee, a determination is made about the impact on the director’s independence.
      The Board has reviewed all relationships between each director and any member of his or her immediate family and the Corporation. Based on this review and the definition of independence in the governance guidelines, the Board has determined that other than Messrs. Lord and Fitzpatrick, who are members of management, all current directors are independent. In addition, all members of the Audit, Compensation and Personnel, and Nominations and Governance Committees are independent. In accordance with NYSE listing standards and the governance guidelines, all Audit Committee members meet additional, more restrictive independence criteria applicable to audit committee members.
Meetings of the Board and its Committees
      During 2004, the Board of Directors met six times. Each of the incumbent directors attended at least 75 percent of the total number of meetings of the Board and committees on which they serve. Directors are expected to attend the annual shareholders’ meeting and all members of the Board attended the annual shareholders’ meeting in May 2004.
      The Board uses committees to assist it in the performance of its duties. Each committee has a written charter approved by the Board, which sets forth the respective committee’s functions and responsibilities. The standing committees of the Board are the Audit Committee, the Compensation and Personnel Committee, the Nominations and Governance Committee, the Finance Committee, the Executive Committee and the Preferred Stock Committee. The work of each committee is regularly reported to the full Board by the Committee Chair. All committee charters are published at www.salliemae.com under “About Us, Corporate Governance, SLM Corp. Board.” Shareholders may obtain a written copy of a committee charter by contacting the Corporate Secretary.
      Audit Committee. The Audit Committee represents and assists the Board in fulfilling its responsibilities by providing oversight relating to: (1) the assessment and management of certain business risks, including financial, operational, litigation and regulatory risks; (2) the integrity of the Corporation’s financial reporting; (3) the Corporation’s system of disclosure controls and system of internal controls regarding financial, accounting, legal compliance, and ethics; (4) the independent accountant’s qualifications, independence and performance; (5) the performance of the Corporation’s internal audit function; (6) the Corporation’s compliance with legal and regulatory requirements and (7) the preparation of the report of the Committee for the Corporation’s annual proxy statement, as required by the Securities and Exchange Commission.
      The current membership of the Audit Committee, which held 15 meetings in 2004, is as follows: Ann Torre Grant, Chairman; A. Alexander Porter, Jr., Vice Chairman; Charles L. Daley; Ronald F. Hunt; and Steven L. Shapiro. The Board has determined that all members of the Audit Committee are financially literate and that Ms. Grant and Messrs. Daley and Porter are qualified as audit committee financial experts within the meaning of the SEC regulations. None of the Committee members serve on the audit committee of more than three public companies.
      Compensation and Personnel Committee. The Compensation and Personnel Committee: 1) assists the Board in fulfilling its responsibilities relating to human resources, compensation and benefit matters concerning the Corporation and its subsidiaries; 2) discharges the Board’s responsibilities relating to compensation of the Corporation’s executives; and 3) prepares the report of the Committee on executive compensation for inclusion in the proxy statement, in accordance with applicable rules and regulations.
      The current membership of the Compensation and Personnel Committee, which held seven meetings in 2004, is as follows: William M. Diefenderfer, III, Chairman; Earl A. Goode, Vice Chairman; Diane Suitt Gilleland; Benjamin J. Lambert, III; Barry A. Munitz; and Wolfgang Schoellkopf.
      Nominations and Governance Committee. The Nominations and Governance Committee assists the Board in establishing appropriate standards for the governance of the Corporation, the operations of the Board and the qualifications of directors. The Committee also identifies individuals qualified to become Board members and recommends to the Board the director nominees for each annual meeting of shareholders.
      The current membership of the Nominations and Governance Committee, which held seven meetings in 2004, is as follows: Diane Suitt Gilleland, Chairman; Steven L. Shapiro, Vice Chairman; Charles L. Daley; Ronald F. Hunt; Benjamin J. Lambert, III; and Barry A. Munitz.
Nominations Process
      Nominees for election to the Board of Directors are selected by the independent members of the Board. The Nominations and Governance Committee considers candidates recommended in good faith by shareholders. To recommend a candidate, shareholders should send, in writing, the candidate’s name, credentials, contact information, and his or her consent to be considered as a candidate to the Chairman of the Nominations and Governance Committee, in care of the Corporate Secretary at SLM Corporation, 12061 Bluemont Way, Reston, VA 20190. The shareholder should also include his or her contact information and a statement of his or her share ownership. The Nominations and Governance Committee evaluates all candidates based on the experience and knowledge they would bring to the Board relevant to the Corporation’s needs at that time, as well as financial literacy and “independence” for purposes of compliance with the rules of the SEC and NYSE. The Committee evaluates shareholder-recommended candidates based on the same criteria it uses to evaluate candidates from other sources.
Shareholder Communications with the Board
      Shareholders are encouraged to communicate directly with executive officers of the Corporation, who are easily accessible by telephone or by mail. Also, shareholders and other interested parties may submit communications to the Board of Directors by contacting the Chairman of the Board or the Lead Independent Director in writing at the following address: Office of the Chairman of the Board or Office of the Lead Independent Director, SLM Corporation, 12061 Bluemont Way, Reston, VA 20190. The Corporate Secretary will review all communications from our shareholders and communications relevant to our business and operations, as determined by the Corporate Secretary, will be forwarded to the Board or individual members, as appropriate.
Certain Relationships and Related-Party Transactions
      Except for Mr. Lord and Mr. Fitzpatrick, no nominee is a current officer of the Corporation or any of its subsidiaries. Mr. Hunt was an officer of the Corporation’s predecessor entity, the Student Loan Marketing Association (also referred to as the “GSE”), more than 14 years ago. There are no family relationships among the nominees and the executive officers of the Corporation.
      During 2004, Thomas J. Fitzpatrick, III, son of Mr. Fitzpatrick, was employed by a Corporation subsidiary as an educational account executive and received a base salary of $40,000 and commissions of $84,480, for total compensation of $124,480 for his services during the year.

      On May 11, 2004, the Corporation purchased 200,000 shares of SLM common stock from Mr. Lord at a purchase price of $38.42 per share. The purchase price was the lower of the stock’s average weighted price and closing price on May 11, 2004. The shares sold by Mr. Lord were acquired through the exercise of stock options that were granted at the fair market value of Sallie Mae common stock on the date of grant.
Director Compensation
      After reviewing director compensation, the Board determined to maintain its 2005 compensation at the same level and form as in 2004. The Corporation continues to believe that equity-based compensation effectively aligns director and shareholder interests and 2005 compensation was made primarily in the form of stock options. For Board service in 2005 for non-employee directors, the standard compensation arrangement is a $70,000 cash payment, to be paid upon election to the Board in May, and a grant of 9,530 options covering the Corporation’s common stock, granted in January 2005. Compensation for the Chairman of the Board, the Lead Independent Director and the Chair of the Audit Committee is greater, in recognition of the additional responsibilities of these positions. The standard compensation arrangement for the Lead Independent Director and Chair of the Audit Committee is $87,500 and a grant of 11,920 options covering the Corporation’s common stock. Compensation for the Chairman of the Board will be determined in May.
      Alternatively, directors may elect all-equity compensation in the form of stock options. This alternative compensation arrangement is a grant of 15,250 options for directors, except 19,070 options may be granted to the Lead Independent Director and the Chair of the Audit Committee, in recognition of the additional responsibilities for these positions. For 2005, seven non-employee nominees elected the “all-equity” compensation arrangement; five elected the compensation arrangement that included the cash retainer.
      Options granted in 2005 vest upon the later of: 1) the Corporation’s common stock reaching a closing price of $60.90 (a 20 percent increase over the grant price—the fair market value on the date of grant was $50.75) for five trading days; or 2) separation from service from the Board, whichever occurs first. To the extent not already vested, the options also vest on the fifth anniversary of their grant date. The options are forfeited if the optionee is not elected to the Board at the May 19, 2005 meeting.
      Directors are eligible to receive replacement options upon the exercise of vested options for options granted through 2002. Options granted since 2003 have not been eligible for replacement options. Replacement options are discussed in the Executive Compensation section of this proxy statement. In 2004, 8,732 replacement options were granted to Mr. Diefenderfer; 13,289 replacement options were granted to Ms. Gilleland; and 15,506 replacement options were granted to Mr. Williams.
      Directors are eligible to participate in the Corporation’s matching gift program. Under the matching gift program the Corporation contributes three dollars for each dollar contributed by a director to post-secondary educational institutions, up to a total contribution by the Corporation of $100,000 per year. The Corporation contributes two dollars for each dollar contributed to a primary or secondary educational institution, or a civic, community, health or human service organization, up to a total contribution by the Corporation of $25,000 per year. The Corporation contributes one dollar for each dollar contributed to an arts or cultural organization, the United Way, or a federated campaign, up to a total contribution by the Corporation of $10,000 per year. Notwithstanding the above limits for each category, aggregate matching contributions by the Corporation are limited to $100,000 per director in any single plan year. Upon his retirement from the Board, the Corporation honored Edward A. Fox’s 25 years of service and leadership as Sallie Mae’s initial Chief Executive Officer and most recent Chairman by arranging for Mr. Fox to direct charitable giving in an amount up to $750,000 over a five-year period through the Corporation’s donor-advised fund.
      The Corporation’s non-employee directors are provided with $50,000 of life insurance, are reimbursed for their and their spouses’ expenses incurred in connection with attending Board meetings, are covered by a travel insurance plan while traveling on corporate business and may receive a $1,500 per diem payment for additional work. No such payments were made to directors in 2004. Mr. Lord and Mr. Fitzpatrick are eligible for the directors’ matching gift program described above. Neither Mr. Lord nor Mr. Fitzpatrick received any separate compensation for their service on the Board in 2004.
      Non-employee directors who served on the Board of the GSE were separately compensated for that service. Mr. Diefenderfer was compensated $10,000 and Mr. Hunt was compensated $10,000 for attending GSE Board meetings in 2004. Both Messrs. Diefenderfer and Hunt elected to defer this compensation, which is credited with earnings based on the price movement and dividend payments of SLM stock. The GSE was dissolved on December 29, 2004, at which time Messrs. Diefenderfer and Hunt’s service on that Board ended. No other non-employee directors or their immediate family members received any compensation from the Corporation or any of its subsidiaries during the year.
PROPOSAL 1—ELECTION OF DIRECTORS
      Shareholders are asked to elect 14 directors to serve on the Board for a one-year term or until their successors are elected or appointed.
      Upon the recommendation of the Nominations and Governance Committee of the Board, the Board has nominated each of the current directors for reelection, other than Mr. Fox who will retire from Board service effective May 19, 2005.
Nominees
      Biographical information about each nominee is set forth below. Board service with the Corporation’s predecessor entity, the Student Loan Marketing Association or GSE, is included. A nominee’s independent status is indicated by an asterisk.
      The Board of Directors recommends a vote FOR the election of the 14 nominees named below. Proxies will be so voted unless shareholders specify a contrary choice on their proxy card.

Name and Age	Position, Principal Occupation,
Service as a Director	Business Experience and Directorships

Charles L. Daley* 72 Director since July 5, 1995	Director, Executive Vice President and Secretary
TEB Associates, Inc.
• Director, Executive Vice President and Secretary, TEB Associates, Inc., a real estate finance company— 1992 to present
• Executive Vice President and Chief Operating Officer, First Peoples Financial Corporation— 1987 to 1992
• Executive Vice President and Chief Operating Officer, First Peoples Bank of New Jersey— 1984 to 1992

William M. Diefenderfer, III* 59 Director since August 8, 1997	Vice Chairman and Co-Founder
enumerate Solutions, Inc.
• Vice Chairman and Co-Founder, enumerate Solutions, Inc., a technology company— 2000 to present
• Partner, Diefenderfer, Hoover & Wood, a law firm, Pittsburgh, PA— 1991 to present
• Treasurer and Chief Financial Officer, Icarus Aircraft, Inc.— 1992 to 1996
• Deputy Director of the Office of Management and Budget— 1989 to 1991
• Other Directorships of Public Companies: U-Store-It Trust
• Other Activities: Member, Standing Advisory Group of the Public Company Accounting Oversight Board

Name and Age	Position, Principal Occupation,
Service as a Director	Business Experience and Directorships

Thomas J. Fitzpatrick 56 Director since July 31, 2000 and from July 1997 to May 1999	President and Chief Executive Officer, SLM Corporation— June 2005
• President and Chief Operating Officer, SLM Corporation— 2001 to May 2005, President and Chief Marketing and Administrative Officer— 2000 to 2001, Executive Vice President— 1998 to 2000
• President and Chief Executive Officer, Equity One, Inc., a financial services company— 1989 to 1998
• President, Commercial Credit Co.— 1988 to 1989
• President and Chief Operating Officer, Manufacturers Hanover Consumer Services— 1983 to 1988, Chief Financial Officer— 1978 to 1983
• Other Activities: M.A. Bruder & Sons Incorporated (Director)

Diane Suitt Gilleland* 58 Director since March 25, 1994	Associate Professor in Higher Education
University of Arkansas, Little Rock
• Associate Professor in Higher Education, University of Arkansas, Little Rock— 2003 to present
• Deputy Director, Illinois Board of Higher Education— 1999 to 2003
• Senior Associate, Institute for Higher Education Policy— 1998 to 1999
• Senior Fellow, American Council on Education, Washington, DC— 1997
• Director, Arkansas Department of Higher Education— 1990 to 1997
• Chief Finance Officer, Arkansas Higher Education— 1986 to 1990
• Other Activities: University of Arkansas at Pine Bluff Foundation Board, University of Arkansas Foundation Board

Earl A. Goode* 64 Director since July 31, 2000	Commissioner
Department of Administration, State of Indiana
• Commissioner, Department of Administration, State of Indiana— January 2005 to present
• Chairman, Indiana Sports Corporation— 2001 to present
• Director, USA Funds, Inc.— 1994 to 2000
• President, GTE Information Services and GTE Directories Corporation— 1994 to 2000, President, GTE Telephone Operations North and East— 1990 to 1994, President, GTE Telephone Company of the Southwest— 1988 to 1990
• Other Activities: Georgetown College Foundation (Director)

Ann Torre Grant* 47 Director since July 31, 1997	Strategic and Financial Consultant
• Strategic and Financial Consultant— 1998 to present
• Executive Vice President, Chief Financial Officer and Treasurer, NHP Incorporated, a national real estate services firm— 1995 to 1997
• Vice President and Treasurer, USAirways— 1991 to 1995, various finance positions— 1988 to 1991
• Other Directorships of Public Companies: Franklin Mutual Series, Allied Capital Corporation

Name and Age	Position, Principal Occupation,
Service as a Director	Business Experience and Directorships

Ronald F. Hunt* 61 Director since July 5, 1995	Attorney
• Attorney— 1990 to present
• Executive Vice President and General Counsel, Student Loan Marketing Association— 1984 to 1990, various officer positions— 1973 to 1984
• Other Activities: enumerate Solutions, Inc. (Director); Warren Wilson College Board of Trustees (Vice Chairman)

Benjamin J. Lambert, III* 68 Director since July 5, 1995	Senator
Commonwealth of Virginia
• Senator, Commonwealth of Virginia— 1986 to present
• Self-employed, Optometrist— 1962 to present
• Other Directorships: Dominion Resources, Inc.
• Other Activities: Consolidated Bank & Trust Company (Director); Board of Trustees of Virginia Union University (Secretary)

Albert L. Lord 59 Director since July 5, 1995	Chairman, SLM Corporation, March 2005 to present, Vice Chairman, 1997 to March 2005
• Chief Executive Officer, SLM Corporation— 1997 to May 2005
• President and principal shareholder, LCL Ltd.— 1994 to 1997
• Executive Vice President and Chief Operating Officer, Student Loan Marketing Association— 1990 to 1994, various officer positions— 1981 to 1990
• Other Directorships of Public Companies: SS&C Technologies, Inc.;
BearingPoint, Inc.
• Other Activities: The National Academy Foundation (Director)

Barry A. Munitz* 63 Director since July 31, 1997	President and Chief Executive Officer
The J. Paul Getty Trust
• President and Chief Executive Officer, The J. Paul Getty Trust— 1997 to present
• Chancellor and Chief Executive Officer, California State University System— 1991 to 1997
• Other Directorships of Public Companies: KB Home
• Other Activities: The American Academy of Arts and Sciences (Fellow); Seattle Art Museum (Trustee); Pillar Advisory Board

A. Alexander Porter, Jr.* 66 Director since July 5, 1995	Founder and Partner
Porter Orlin Inc.
• Founder and Partner, Porter Orlin Inc. (formerly named Porter Felleman, Inc.), an investment management company— 1976 to present
• Lead Independent Director, SLM Corporation— 1997 to present
• Other Activities: Distribution Technology, Inc. (Founder and Director); Davidson College (Trustee); The John Simon Guggenheim Memorial Foundation (Trustee); Queens University of Charlotte, North Carolina (Trustee); American Ballet Theatre (Trustee)

Name and Age	Position, Principal Occupation,
Service as a Director	Business Experience and Directorships

Wolfgang Schoellkopf* 72 Director since July 31, 1997	Managing Partner
Lykos Capital Management, LLC
• Managing Partner, Lykos Capital Management, LLC, a private equity management company— 2003 to present
• Chief Executive Officer, Bank Austria Group’s U.S. operations— 2000 to 2001
• Vice Chairman and Chief Financial Officer, First Fidelity Bancorporation— 1990 to 1996
• Executive Vice President and Treasurer, The Chase Manhattan Bank— 1979 to 1988, various officer positions— 1963 to 1988
• Other Activities: Board member and Chair, Bank Austria Cayman Islands Limited

Steven L. Shapiro* 64 Director since July 5, 1995	Certified Public Accountant and Personal Financial Specialist
Alloy, Silverstein, Shapiro, Adams, Mulford, Cicalese, Wilson & Co.
• Chairman, Alloy, Silverstein, Shapiro, Adams, Mulford, Cicalese, Wilson & Co., an accounting firm— Chairman since 1995, various positions— 1960 to present
• Other Activities: MetLife Bank (Director); Rutgers University (Member, Executive Advisory Council); American Institute of Certified Public Accountants (Member); New Jersey and Pennsylvania Societies of CPAs (Member), West Jersey Health and Hospital Foundation Board (Trustee)

Barry L. Williams* 60 Director since July 31, 2000	President
Williams Pacific Ventures, Inc.
• President, Williams Pacific Ventures, Inc., a consulting and investment company— 1987 to present
• Director, USA Funds, Inc.— 1995 to 2000
• Interim President and CEO, the American Management Association International— 2000 to 2001
• Bechtel Group, Managing Principal, Bechtel Investments, Inc.— 1979 to 1987
• Other Directorships of Public Companies: PG&E Corporation, R. H. Donnelly & Company, CH2M Hill Companies, Northwestern Mutual Life Insurance Company, Simpson Manufacturing Co., Inc.
• Other Activities: National Parks Foundation (Director), American Conservatory Theater (Trustee); American Management Association (Trustee)
EXECUTIVE COMPENSATION
      This section includes: (1) a report by the Compensation and Personnel Committee (the “Compensation Committee” or “Committee”) regarding the Corporation’s executive compensation policy; (2) a summary presentation of 2004 executive compensation in tabular form; (3) a summary of 2004 stock option grants to Named Executive Officers; (4) a valuation of option exercises during the year and remaining option holdings for Named Executive Officers; and (5) descriptions of certain employment arrangements, pension plan benefits, and related-party transactions.
Report of the Compensation and Personnel Committee on Executive Compensation
      The Compensation Committee of the Board of Directors develops a comprehensive compensation policy for senior management and establishes plans and programs to implement the policy. The Committee annually reviews the performance of the CEO and senior management team and after consultation with the Board, establishes compensation terms for these individuals.
      The Committee has retained an independent compensation consultant to advise the Committee in setting executive compensation. The Committee also seeks the input of the Corporation’s executive management in setting compensation. No member of the Committee is a former or current officer or employee of the Corporation or any of its subsidiaries and the Board of Directors has determined that all Committee members are independent, as defined in the Corporation’s governance guidelines.
      Compensation Policy. The Corporation’s executive compensation policy is based on the concept that compensation that promotes employee stock ownership and is tied to corporate performance and sustained share price performance will align employee motivation with shareholder interest. To implement this policy, the Committee favors a mix of compensation that includes base salary, annual performance bonus and stock-based awards.
      To encourage stock ownership on the part of executives, the Corporation adopted stock ownership guidelines in January 2000. Ownership levels, which are expected to be achieved over a three-year period, are:

Stock Ownership as a
Position	Multiple of Base Salary

CEO	10 × salary
President	10 × salary
Executive Vice President	10 × salary
Senior Vice President	7 × salary
      Unvested performance stock, restricted stock units and unexercised options, whether vested or not, are not counted in calculating stock ownership.
      Currently, 17 of the Corporation’s 24 senior officers have achieved compliance with their ownership guidelines.
      For purposes of setting annual compensation, the Committee selects a group of peer companies based on the recommendation of its compensation consultant. The companies are not necessarily the same companies that are included in the peer group index in the Comparison of Five-Year Cumulative Total Return graph, the Standard & Poor’s 500 Financials Index, used in this proxy statement. The peer group consists of financial industry companies with revenues, assets, net income, market value and workforce size that are within a range of the Corporation’s and for 2004 included banks, financial transactions institutions, insurance companies and government-sponsored enterprises. The group is reviewed annually and changes are made as appropriate to reflect changes in the Corporation’s business strategy and the industry, such as mergers and acquisitions. Thirteen companies comprised the peer group for purposes of establishing 2004 executive compensation.
      The Committee uses the peer group information to serve as a guide for the level of total compensation. The leading factor influencing the Committee’s decision regarding total compensation is, however, total return for the Corporation’s shareholders. For 2004, the Corporation generated total shareholder return of 44 percent; as compared with 4 percent for the selected peer group, 11 percent for the Standard & Poor’s 500 Financials Index, and 11 percent for the Standard & Poor’s 500 Financials Index.
      Total 2004 compensation for the Corporation’s senior management consisted of base salary, annual performance bonus and, for other than the Chief Executive Officer, stock-based awards. Each of these components is described below.
      Base Salary. In establishing salaries, the Committee reviewed the salaries of executives at peer companies in positions that the Committee considered comparable to their particular executive position. Consistent with the Corporation’s de-emphasis on fixed compensation, 2004 executive salaries were somewhat below the peer group average. Mr. Lord’s base salary for 2004, which has not been increased since 2000, was the lowest in the peer group. The base salaries of other Named Executive Officers were below the 25th percentile for salaries paid to similarly positioned officers at the Corporation’s peer companies.

      Annual Performance Bonuses. A large portion of executives’ annual cash compensation is dependent on corporate and individual performance and is paid in the form of an annual performance bonus. This is consistent with the Compensation Committee’s policy of linking compensation to performance. The Corporation’s performance has been strong over the past several years. Nevertheless, when the annual performance bonus and base salary are added together, the resulting amounts have been consistently lower-than-market for executive management. Consistent with past practice, a minimum of 40 percent of each executive officer’s annual bonus was awarded in the form of Sallie Mae common stock, further emphasizing alignment with shareholders.
      The Compensation Committee established the 2004 performance bonus plan in January 2004 under the shareholder-approved SLM Corporation Management Incentive Plan (“MIP”), a copy of which is included in the Corporation’s April 8, 2002 proxy statement.
      The Corporation’s Named Executive Officers, as well as other members of management, were eligible to participate in the 2004 bonus plan. For purposes of satisfying tax law requirements, the maximum award that could be earned by any individual was established as the lesser of $5 million, an amount set forth in the MIP, and one percent of the Corporation’s “core cash” net income for the year. For award purposes, the maximum bonus amount set for the Chief Executive Officer was 4 times his base salary. The maximum bonus amount for other executive officers ranged from 3.5 to 2.5 times their base salaries. The Compensation Committee used its discretion to make actual awards based on a common set of corporate goals and a personalized set of individual performance assessments. Overall assessments were more weighted towards individual performance than corporate performance.
      Corporate performance goals were set by the Committee on the basis of the 2004 business plan. The goals were directly related to key components of the 2004 business plan. Five separate performance goals were set and weighted to reflect their importance. These measures and their relative weighting in the overall corporate performance score are as follows:

Corporate Goals	Weighting
“Core cash” earnings per share growth[1]	25 percent
Preferred channel loan origination volume growth	20 percent
Fee income growth	20 percent
Operating expense growth	20 percent
Completion of the wind-down of the GSE	15 percent

[1]	“Core cash” earnings are defined in the Corporation’s annual report to shareholders.
      The corporate goals were communicated to all officers during the first quarter of 2004 and status reports of corporate achievement toward the goals were provided throughout the year to both the Committee and the officer group. Due to the Corporation’s 2004 performance, each of the targets was met except for growth in preferred channel loan origination volume.
      Individual performance goals varied by position and included goals set within various business units.
      Stock Options and Stock-Based Compensation. Since 1997, a centerpiece of the Corporation’s compensation program for all employees has been stock-based compensation. The Compensation Committee believes that stock options and performance stock provide an appropriate incentive to promote long-term stable growth and align employees’ interests with those of shareholders. Virtually all employees receive option grants, generally on an annual basis. Rank and file employees receive options that are “time-vested,” fifty percent of the options vest eighteen months after their grant date, the remaining portion of the options vest thirty-six months after their grant date. Management options have been “price-vested;” the Corporation’s share price must trade 20 percent above the option’s grant price for five days before the options vest, but no sooner than 12 months from their date of grant. (To conform with certain accounting rules, options vest eight years from their grant date.) From August 1997 to December 2004, 47 percent of all options granted have been “time-vested” options; 53 percent have been “price-vested” options.

      Consistent with the terms of their employment agreements entered into in January 2002 (and more fully described on page 17), Messrs. Lord and Fitzpatrick did not receive grants of stock options in 2004. Mr. Fitzpatrick received in 2004 the third and final installment of restricted stock units due under his employment agreement, the terms of which are described on page 17.
      Other members of executive management received stock option grants, but as in 2003, the size of the grants was significantly reduced from the prior year. The decision to again reduce stock option awards was made in consideration of shareholder dilution concerns and share ownership positions of the senior management team as a whole, who have achieved a level that the Committee believes effectively links their interests with those of shareholders. Stock options awarded to “Named Executive Officers” are disclosed in the 2004 Option Grant Table on page 16 of this proxy statement.
      In order to better ensure the retention of key members of the executive management team, the Committee granted performance stock to a limited number of officers. Forty percent of the performance stock vests upon the later of the third anniversary of the grant date and the achievement of “core cash” net income for the 2006 fiscal year and the remaining 60 percent vest upon the later of the third anniversary of the grant date and the achievement of “core cash” net income for the 2008 fiscal year. The number of shares awarded and the grant date fair market value of the awards are disclosed in the Summary Compensation Table as Stock Based Awards.
      In 2000, the Corporation established a replacement option program to assist executive officers in meeting their share ownership targets. Under the replacement program, officers and Board members have been eligible to receive new options upon their exercise of vested options in an amount equal to the number of shares needed to pay the exercise price for the original option. Replacement options carry an exercise price equal to the fair market value of the Corporation’s common stock on the date of their grant and vest one year from the grant date. Replacement options expire on the expiration date of the underlying options. The Committee determined that, with the exception of newly hired or promoted officers, options granted to other officers in 2004 would not be eligible for replacement options.
      In general, stock-based compensation has ranked in the top of the peer group and because of stock-based compensation, total compensation (which includes base salary, annual performance bonus and stock-based awards) compares favorably with the peer group. Due to our emphasis on stock-based compensation, an executive’s compensation is fully realized only if the Corporation’s performance is reflected in the share price.
      CEO Compensation. Mr. Lord’s compensation for 2004 consisted of base salary, which is described above under Base Salary, and an annual performance bonus, paid under the terms described above under Annual Performance Bonus. Specifically, in determining the individual component of Mr. Lord’s annual performance bonus, the Committee, in consultation with the full Board, considered the following achievements: achievement over and above goals set in the business plan; increase in earnings per share by 16 percent over the prior year; completion of the wind-down of the GSE almost four years ahead of schedule; capital management; execution of three significant businesses acquisitions; management of the Corporation’s relationships with members of Congress and the Administration; management of internal controls compliance; and leadership development and succession planning. Consistent with past practice, 40 percent of Mr. Lord’s bonus was awarded in the form of Sallie Mae common stock. Of Mr. Lord’s Total Annual Compensation of $3,750,000 as disclosed in the Summary Compensation Table, 20 percent was in the form of base salary and 80 percent was in the form of annual performance bonus.
      Personal Benefits. At the request of the Committee, the Corporation’s internal auditor undertook a review of personal benefits provided to executives in 2004 and, in particular, examined the personal use by executives of company-owned or leased property, the use of sports tickets and private club memberships. The Committee determined that personal benefits provided to executives are few and appropriate and the Corporation complied with its policy with respect to personal use of company-owned or leased property, in that executives reimbursed the Corporation for such use or included the value of such use in taxable compensation.
      Section 162(m). Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility of compensation paid to each of the Corporation’s five Named Executive Officers, unless the compensation satisfies one of the exceptions set forth in the Code, which includes an exception for “performance-based compensation.” The Compensation Committee generally attempts to have non-salary compensation qualify under Section 162(m), although it recognizes that situations may arise where other considerations may prevail over obtaining such qualification. The Compensation Committee believes that the compensation the Corporation’s Named Executive Officers received in 2004 will not be subject to the $1 million limitation.
Compensation and Personnel Committee
William M. Diefenderfer, III, Chair
Earl A. Goode, Vice Chair
Diane Suitt Gilleland
Benjamin J. Lambert, III
Barry A. Munitz
Wolfgang Schoellkopf
Summary Compensation Table
      The tables below set forth compensation information for the Corporation’s Chief Executive Officer and the Corporation’s next five most highly compensated executive officers employed by the Corporation at the end of the 2004 fiscal year (collectively, the “Named Executive Officers”) for 2004 and for the previous two years in which the individuals served as executive officers.

	Annual Compensation			Long-Term Compensation
						Securities
				Stock Based		Underlying		All other
Name and Principal Position	Year	Salary	Bonus(1)	Awards ($)(2)		Options		Compensation(3)

Albert L. Lord	2004	$750,000	$3,000,000	-0-		-0-		$45,500
Chief Executive Officer	2003	$750,000	$2,500,000	$5,280,000	(4)	1,500,000		$45,000
and Vice Chairman*	2002	$750,000	$1,500,000	$4,300,000	(4)	3,459,951	(10)	$44,000

Thomas J. Fitzpatrick	2004	$600,000	$2,100,000	$5,680,500	(5)	-0-		$36,200
President and Chief	2003	$550,000	$2,000,000	$5,280,000	(5)	900,000		$33,000
Operating Officer*	2002	$550,000	$1,200,000	$4,300,000	(5)	2,196,756	(10)	$32,000

Marianne M. Keler	2004	$350,000	$800,000	$189,350	(6)	35,000		$21,100
Executive Vice President,	2003	$350,000	$550,000	$792,000	(6)	180,492	(10)	$20,800
Corporate Strategy, Consumer	2002	$300,000	$550,000	$-0-		476,406	(10)	$17,000
Lending and Administration

John F. Remondi	2004	$325,000	$750,000	$264,350	(7A)	271,824	(10)	$19,500
Executive Vice President,	2003	$300,000	$600,000	$324,000	(7B)	175,878	(10)	$18,000
Corporate Finance	2002	$300,000	$250,000	$25,000	(7C)	300,000		$17,000

June M. McCormack	2004	$325,000	$600,000	$94,675	(8)	25,000		$19,500
Executive Vice President, Guarantor	2003	$300,000	$500,000	$264,000	(8)	174,783	(10)	$18,000
Servicing and Sales Marketing	2002	$300,000	$350,000	$-0-		300,000		$17,000

John F. Whorley	2004	$325,000	$600,000	$189,350	(9)	40,000		$19,500
Executive Vice President,	2003	$275,000	$600,000	$528,000	(9)	150,000		$16,400
Debt Management Operations	2002	$225,000	$400,000	$-0-		225,000		$12,500

* As announced by the Corporation on March 1, 2005, Mr. Fitzpatrick was promoted by the Board of Directors to President and Chief Executive Officer, effective June 2005, to succeed Mr. Lord, who was elected as Chairman of the Board at the Board’s meeting in March 2005.

(1)	Bonus is the amount earned for the year indicated and is typically paid in the following year. At least 40 percent of bonuses are paid in SLM common stock.

(2)	Dividends accrue on all shares reported in this column.

(3)	Employer matching contributions under the Sallie Mae 401(k) Savings Plan and the Sallie Mae Supplemental 401(k) Savings Plan.

(4)	Amounts are the grant date fair market value of 150,000 shares granted on January 28, 2003 and 150,000 shares granted on January 24, 2002 as restricted stock units (RSUs). The RSUs were granted under Mr. Lord’s employment agreement and vested on December 31, 2004. These RSUs are converted into stock in the year following Mr. Lord’s retirement or termination from the Corporation as CEO. At December 31, 2004, the value of the RSUs was $16,017,000.

(5)	Amounts are the grant date fair market value of 150,000 shares granted on January 29, 2004, 150,000 shares granted on January 28, 2003 and 150,000 shares granted on January 24, 2002 as RSUs. The RSUs were granted under Mr. Fitzpatrick’s employment agreement and vest on December 31, 2006. Once vested, these RSUs are converted into stock in the year following Mr. Fitzpatrick’s retirement or termination from the Corporation. At December 31, 2004, the value of all unvested RSUs was $24,025,500.

(6)	Amounts are the grant date fair market value of 5,000 shares of performance stock granted on January 29, 2004, and 22,500 shares of performance stock granted on January 28, 2003, which were not vested at December 31, 2004. The value of all unvested performance stock, as of December 31, 2004 was $1,468,225. The terms of the performance stock are described on page 13.

(7A)	Amount is the grant date fair market value of 5,000 shares of performance stock granted on January 29, 2004 and 1,477 restricted shares related to his 2004 bonus, neither of which was vested at December 31, 2004. The 1,477 shares are forfeitable if: 1) Mr. Remondi fails to invest 100 percent of the annual bonus to which the award relates in Sallie Mae stock for 12 months, or 2) Mr. Remondi voluntarily terminates his employment during this 12-month period. The terms of the performance stock are described on page 13.

(7B)	Amount is the fair market value of 7,500 shares of performance stock granted on January 28, 2003 and 1,584 shares of restricted stock related to Mr. Remondi’s 2003 bonus, under generally the same terms as described in the previous footnote. These shares were unvested as of December 31, 2004.

(7C)	Amount is the grant date fair market value of 708 shares related to Mr. Remondi’s 2002 bonus granted on January 28, 2003. These shares vested on January 28, 2004.

At December 31, 2004, the value of all unvested shares held by Mr. Remondi was $830,802.

(8)	Amounts are the grant date fair market value of 2,500 shares of performance stock granted on January 29, 2004 and the grant date fair market value of 7,500 shares of performance stock granted on January 28, 2003. The value of all unvested stock held by Ms. McCormack as of December 31, 2004 was $533,900.

(9)	Amounts are the grant date fair market value of 5,000 shares of performance stock granted on January 29, 2004, and 15,000 shares of performance stock granted on January 28, 2003 which are not vested at December 31, 2004. At December 31, 2004, the value of all unvested performance stock was $1,067,800.

(10)	Includes options granted under the replacement option program.
      The value of perquisites provided to each Named Executive Officer was less than $50,000. Perquisites included a medical insurance benefit of up to $3,000, a financial planning benefit of up to $5,000 ($10,000 for the CEO and COO), spouses’ travel expenses incurred in connection with attending Board meetings, and the personal use of company-owned housing and automobiles by executives.

2004 Option Grant Table

						% of Total
	Number of Securities				Exercise Price	Options
	Underlying Options				and Market	Granted to	Grant Date
	Granted			Expiration	Price on	Employees in	Present
Name	Initial	Replacement	Grant Date	Date	Grant Date	Fiscal Year	Value
Albert L. Lord	0	0				0.00%	0
Thomas J. Fitzpatrick	0	0				0.00%	0
Marianne M. Keler	35,000	0	01/29/2004	01/29/2014	$37.87	0.51%	$220,500
John F. Remondi	40,000		01/29/2004	01/29/2014	$37.87	0.59%	$252,000
		85,810	02/12/2004	05/20/2009	$40.68	1.26%	$362,976
		146,014	02/12/2004	01/15/2011	$40.68	2.14%	$617,639

	40,000	231,824				3.99%	$1,232,615

June M. McCormack	25,000	0	01/29/2004	01/29/2014	$37.87	0.37%	$157,500
John F. Whorley	40,000	0	01/29/2004	01/29/2014	$37.87	0.59%	$252,000
      “Grant Date Present Value” represents a hypothetical present value under the Black-Scholes Option Pricing Model. The calculation for grants made on January 29, 2004 used the following assumptions: an expected life of five years; a risk-free interest rate of 3.26%; expected volatility of 16.27%; expected dividend rate of 1.55%. The calculation for grants made on February 12, 2004 used the following assumptions: an expected life of three years; a risk-free interest rate of 2.31%; expected volatility of 14.16%; expected dividend rate of 1.62%.
      Options granted vest upon the stock price reaching 120 percent of the grant price for five trading days, but no earlier than 12 months from their grant date. The options also vest on the eighth anniversary of their grant date or upon a change in control of the Corporation. If options vest upon a change in control and, as a result, an executive becomes subject to excise taxes, the Corporation will make certain gross-up payments on behalf of the executive. Replacement options vest one year from their grant date. Except in the event of death, disability or involuntary termination due to job abolishment, option vesting is contingent upon continued employment through the vesting date.
2004 Option Exercises and Year-End Value Table

				Number of Securities		Value of Unexercised
				Underlying Unexercised		In-The-Money Options at
	Shares Acquired on			Options at 12/31/04		12/31/04
Name	Exercise		Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Albert L. Lord	347	(1)	$5,600	2,675,709	4,500,000	$78,477,837	$101,455,200
Thomas J. Fitzpatrick	0		$0.00	906,969	2,700,000	$24,108,739	$60,873,120
Marianne M. Keler	103,573		$3,433,239	974,532	35,000	$23,323,458	$543,200
June McCormack	0		$0.00	254,763	25,000	$4,496,405	$388,000
John F. Remondi	542,199		$12,547,881	475,878	271,824	$10,484,930	$3,567,283
John F Whorley	0		$0.00	150,000	40,000	$2,728,500	$620,800

(1)	Shares acquired under the Employee Stock Purchase Plan, under which all employees may purchase shares at the end of a 24-month period at a price equal to the share price at the beginning of a 24-month period, less 15 percent, up to a maximum purchase price of $10,000 plus accrued interest.
      During the year, the Named Executive Officers who exercised stock options retained all shares acquired from the exercise after selling only the number of shares necessary to cover the cost of an exercise (including taxes). This entitled Mr. Remondi to grants of replacement options and enabled him to increase his stock ownership position, consistent with corporate objectives. The table above sets forth information on the number and the value of exercisable and unexercisable stock options held by the Named Executive Officers as of the fiscal year-end, calculated by the difference between the Corporation’s fiscal year-end stock price of $53.39 and the option’s exercise price.

Employment Agreements
      In January 2002, the Corporation entered into employment agreements with Messrs. Lord and Fitzpatrick to secure their commitment to continued employment with the Corporation. The terms of the agreements are consistent with the Corporation’s emphasis on “at risk” executive compensation in that the potential value of long-term incentives for the executives are tied to increases in the Corporation’s share price. In addition, to retain the executives’ service and promote their focus on sustained increases in the Corporation’s share price, the agreements defer the executives’ ability to realize the benefit of certain stock-based awards in some cases beyond the term of their employment, notwithstanding that the awards may vest earlier.
      The original term of Mr. Lord’s agreement was the three-year period ending December 31, 2004; an automatic one-year extension to December 31, 2005 was triggered during 2004. Under the agreement, Mr. Lord received 3,000,000 stock options in January 2002 (the “2002 Options”) and 1,500,000 options in January 2003 (the “2003 Options”). The options are exercisable after price-vesting and time-vesting targets are met and in any case, on and after January 1, 2010 for the 2002 Options and January 1, 2011 for the 2003 Options. For each one-third of an option grant, the price-vesting targets were a set percentage increase over the fair market value of the options on the date of grant. The percentage targets were a 25 percent increase, a 33 percent increase and a 50 percent increase, respectively, and must have been sustained for five consecutive trading days. For the 2002 Options, the price-vesting targets were: $35.83; $38.12; and $43.00, all of which have been achieved, and for the 2003 Options, the price-vesting targets were $44.00; $46.82; and $52.80, all of which have been achieved. The earliest time vesting date for the 2002 Options is May 31, 2005, and for the 2003 Options, December 31, 2005. To the extent not forfeited or exercised, the options expire on the tenth anniversary of their grant date. The options are not eligible for the Corporation’s replacement option program. Mr. Lord also received 150,000 restricted stock units in January 2002 and 150,000 restricted stock units in January 2003. Both sets of restricted stock units vested on December 31, 2004; delivery of the vested shares is deferred until retirement or termination of employment. If Mr. Lord’s employment is terminated by the Corporation without cause, or by Mr. Lord for good reason, the vesting of the options is accelerated, and Mr. Lord will receive a cash payment equal to his salary and three-year average annual bonus multiplied by the lesser of three or the number of years remaining in the term of the agreement. If his termination under either of these conditions follows within 24 months of a change in control, Mr. Lord will receive a cash payment equal to three times salary and three-year average annual bonus. If any change in control occurs, regardless of whether a termination of employment occurs, Mr. Lord’s unvested stock options vest. Change in control payments are subject to being grossed-up for any excise taxes payable by Mr. Lord and for taxes payable on the grossed-up amounts.
      The agreement with Mr. Fitzpatrick is for the five-year period ending December 31, 2006. Under the agreement, Mr. Fitzpatrick received 1,800,000 options in 2002 (the “2002 Options”) and 900,000 options in January 2003 (the “2003 Options”). The terms and conditions of the options granted to Mr. Fitzpatrick are generally the same as those granted to Mr. Lord. Mr. Fitzpatrick also received 150,000 restricted stock units in January 2002, 150,000 units in January 2003, and 150,000 units in January 2004. All units vest on December 31, 2006, and delivery of the vested shares is deferred until retirement or termination of employment. Provisions regarding acceleration of vesting and delivery of shares subject to restricted stock units, acceleration of exercisability of options, termination of employment payments and change in control payments that apply to Mr. Lord also generally apply to Mr. Fitzpatrick. An additional acceleration event applies in the event Mr. Lord leaves as chief executive officer and Mr. Fitzpatrick is not selected to succeed Mr. Lord as chief executive officer. Mr. Fitzpatrick is also entitled to a supplemental retirement payment, which generally assures him of an annual benefit of $250,000 if he works continuously for the Corporation through age 60. This payment is offset by any amounts paid under the Corporation’s pension plan program.
      The applicable agreements provide that Messrs. Lord and Fitzpatrick will not compete with the Corporation or its affiliates for a period of at least two years following termination of employment for any reason. The agreements provide that Messrs. Lord and Fitzpatrick will be nominated for Board service for the terms of their agreements.

      In 2004, the Corporation entered into an agreement with Ms. McCormack to provide her with additional retirement benefits in which she will vest ratably over five years. Under the agreement, Ms. McCormack will accrue retirement benefits that she would have been eligible for had she remained continuously employed by the Corporation from her original hire date in 1986 and not had a break in service for her period of employment with USA Group, Inc. from 1997 to 2000. If Ms. McCormack becomes fully vested in this benefit, it is projected to be an annual retirement benefit of $82,000 beginning at age 62, in addition to the $94,300 projected annual retirement benefit that she will otherwise accrue under the Corporation’s underlying retirement program.
Pension Plan Benefits
      Effective July 1, 2004, the Corporation’s qualified and supplemental pension plans (the “Pension Plans”) were frozen with respect to new entrants and participants with less than five years of service. No further benefits will accrue with respect to these participants, other than interest accruals on cash balance accounts. These participants were fully vested as of June 30, 2004. Over the next five years, the Pension Plans will be frozen with respect to additional participants based on years of service. Employees as of June 30, 2004 who have five to nine years of service will continue to accrue benefits under the Pension Plans until June 30, 2006, while employees as of June 30, 2004 who have ten or more years of service will continue to accrue benefits under the Pension Plan through June 30, 2009. Former USA Group employees who participated in the Pension Plans and had fewer than five years of service will continue to accrue benefits until December 31, 2005.
      For those participants continuing to accrue benefits under the Pension Plans, benefits are credited using a cash balance formula. Under the formula, each participant has an account, for record keeping purposes only, to which credits are allocated each payroll period based on a percentage of the participant’s compensation for the current pay period. Compensation is salary and bonus as reported under Annual Compensation in the Summary Compensation Table on page 14. The applicable percentage of compensation is determined by the number of years of service the participant has with the Corporation. If an individual participated in the Corporation’s prior pension plan as of September 30, 1999 and met certain age and service criteria, the participant (“grandfathered participant”) will receive the greater of the benefits calculated under the prior plan, which uses a final average compensation formula, or under the cash balance formula. Mr. Lord and Ms. Keler qualify as grandfathered participants. Through December 31, 2005, Ms. McCormack’s and Mr. Whorley’s benefit accrues under a formula grandfathered in connection with the Corporation’s acquisition of USA Group that takes into account compensation and age.
      The Corporation’s supplemental pension plan assures that designated participants receive the full amount of benefits to which they would have been entitled under the pension plan but for limits on compensation and benefit levels imposed by the Internal Revenue Code. For grandfathered participants, the amount of compensation considered for the prior supplemental pension plan is the sum of the individual’s salary and annual bonus, up to 35 percent of the prior year’s salary. For all participants in the supplemental cash balance plan (effective October 1, 1999), the amount of compensation is the sum of salary and annual bonus. As stated above, the supplemental pension plan has been frozen for new participants and is being phased out for current participants.

      The table below illustrates the approximate annual pension that may be payable to an employee in the higher salary classifications under the Corporation’s prior final average compensation plans, at age 62, as a single life annuity. The benefit amounts shown are not subject to any deductions for Social Security or other plan benefits. The credited years of service as of December 31, 2004 for Mr. Lord is 19 years, 9 months; Mr. Fitzpatrick is 6 years, 4 months; Ms. Keler is 20 years, 0 months; Mr. Remondi is 16 years, 5 months (includes service with Nellie Mae); Ms. McCormack is 18 years, 9 months (includes service with USA Group); and Mr. Whorley is 8 years, 10 months (includes service with USA Group). The projected annual benefit payable upon retirement at age 62 under the new cash balance plans for each of these individuals is: Mr. Lord— $430,191; Mr. Fitzpatrick— $104,968; Ms. Keler— $208,457; Mr. Remondi— $125,009; Ms. McCormack— $97,840; and Mr. Whorley— $69,891; Mr. Fitzpatrick and Ms. McCormack are entitled to additional retirement payments under their respective employment agreements, as explained above.
Annual Normal Retirement Benefit (age 62)
Calculated as a Single Life Annuity

Final Average	Years of Service
Compensation
	15	20	25	30

$500,000	$159,067	$212,089	$265,111	$318,134
750,000	241,567	322,089	402,611	483,134
1,000,000	324,067	432,089	540,111	648,134
1,250,000	406,567	542,089	677,611	813,134
1,500,000	489,067	652,089	815,111	978,134
1,750,000	571,567	762,089	952,611	1,143,134
2,000,000	654,067	872,089	1,090,111	1,308,134
2,250,000	736,567	982,089	1,227,611	1,473,134
2,500,000	819,067	1,092,089	1,365,111	1,638,134
2,750,000	901,567	1,202,089	1,502,611	1,803,134
3,000,000	984,067	1,312,089	1,640,111	1,968,134
Executive Officers
      Biographical information about each executive officer is as follows. Service with the Corporation’s predecessor entity and subsidiary, the Student loan Marketing Association or GSE is included.

Name and Age	Position and Business Experience

Albert L. Lord	• Chairman, SLM Corporation, March 2005 to present, Vice Chairman, 1997 to March 2005
59	• Chief Executive Officer, SLM Corporation— 1997 to May 2005
• President and principal shareholder of LCL, Ltd.— 1994 to 1997
• Executive Vice President and Chief Operating Officer, Student Loan Marketing Association— 1990 to 1994, various officer positions— 1981 to 1990

Thomas J. Fitzpatrick	• President and Chief Executive Officer, SLM Corporation— June 2005
56	• President and Chief Operating Officer, SLM Corporation— 2001 to May 2005, President and Chief Marketing and Administrative Officer— 2000 to 2001, Executive Vice President— 1998 to 2000
• President and Chief Executive Officer, Equity One, Inc.— 1989 to 1998
• President, Commercial Credit Co.— 1988 to 1989
• President and Chief Operating Officer, Manufacturers Hanover Consumer Services— 1983 to 1988, Chief Financial Officer— 1978 to 1983

Name and Age	Position and Business Experience

C.E. Andrews 53	• Executive Vice President, Accounting & Risk Management, SLM Corporation— February 2003 to present
• Global Managing Partner for Assurance and Business Advisory Services, Arthur Andersen— 2002, Managing Partner, Mid-Atlantic Region— 2000 to 2002, various positions with Arthur Andersen— 1974 to 2000

Robert S. Autor 42	• Executive Vice President & Chief Information Officer, SLM Corporation— January 2005 to present, Senior Vice President— 2002 to 2004, various officer positions— 1999 to 2002
• Senior Vice President and Chief Information Officer, Nellie Mae Corporation— 1993 to 1999

Marianne M. Keler 50	• Executive Vice President, Corporate Strategy, Consumer Lending and Administration, SLM Corporation— 2005 to present, Executive Vice President and General Counsel— 2001-2004, Senior Vice President and General Counsel— 1997 to 2001, other legal positions— 1985 to 1997
• President, Student Loan Marketing Association— 2001 to 2004
• Attorney, Securities and Exchange Commission— 1982 to 1985

June M. McCormack 56	• Executive Vice President, Guarantor Services & Sales Marketing, SLM Corporation— 2001 to present, Senior Vice President— 2000 to 2001
• Executive Vice President, USA Group— 1997 to 2000
• Various officer positions, Student Loan Marketing Association— 1986 to 1997
• Various positions, CSX Corp.— 1979 to 1986

Kevin F. Moehn 56	• Executive Vice President, Sales and Originations, SLM Corporation— 2004 to present, Senior Vice President— 2001 to 2004, various officer positions 2001 to 1996
• President, HICA, Inc. 1985 to 2001

John F. Remondi 42	• Executive Vice President, Finance, SLM Corporation— 2001 to Present, Senior Vice President— 1999 to 2001
• Chief Financial Officer and Senior Vice President, Nellie Mae Corporation— 1990 to 1999, Chief Financial Officer— 1988 to 1990
• Various finance positions, Bay Bank Boston— 1984 to 1988

John F. Whorley, Jr. 43	• Executive Vice President, Debt Management Operations, SLM Corporation— January 2003 to present, Senior Vice President— 2000 to 2003
• Senior Vice President, USA Group— 1999 to 2000, various officer positions 1995 to 1999
• Chief of Staff, U.S. Representative Bart Gordon— 1987 to 1993
PROPOSAL 2—APPROVAL OF REALLOCATION OF SHARES AUTHORIZED FROM THE DIRECTORS STOCK PLAN AND THE EMPLOYEE STOCK PURCHASE PLAN TO THE SLM CORPORATION INCENTIVE PLAN
      The Board of Directors has approved the decrease of 1,200,000 shares authorized to be issued under the SLM Corporation Directors Stock Plan, the decrease of 1,000,000 shares authorized to be issued under the Employee Stock Purchase Plan and an increase of 2,200,000 shares to be issued under the SLM Corporation Incentive Plan, if shareholders approve an amendment to the SLM Corporation Incentive Plan to increase the number of shares authorized to be issued under that plan.
Background
      At its meeting on May 13, 2004, shareholders approved the SLM Corporation Incentive Plan (the “Plan”) and authorized 15 million shares for issuance under the Plan. Although the Plan expires at the end of a five-year period, May 2009, the requested share authorization was intended for a two-year period. As disclosed in the 2004 proxy statement, management contemplated requesting additional shares for the Plan at the May 2006 shareholders’ meeting.
      Since shareholders approved the Plan in May 2004, management has used the Plan’s share authorization consistently with past practices. The Corporation granted 3,193,750 shares to rank-and-file employees in September 2004 and 3,062,186 shares to management employees in January 2005. Grants have also been made upon acquisitions, recruitment of new management employees and promotions. At February 28, 2005, 8,122,808 shares (including cancelled shares) remained available for issuance under the Plan. This remaining share authorization is consistent with management’s commitment to grant approximately one-half of the Plan’s share authorization from May 2004 to May 2005 and one-half from May 2005 to May 2006.
      The Corporation also maintains the Directors Stock Plan. The Directors Stock Plan, which was approved by shareholders on May 21, 1998 and expires in May 2009, provides for the granting of stock-based compensation to non-employee members of the Board of Directors. Shareholders approved a total of 10,500,000 shares to be issued under the Directors Stock Plan. Over the past three years, an average of 265,000 options have been issued each year as compensation for non-employee directors. At February 28, 2005, 2,311,997 shares remained available for issuance under the Directors Stock Plan.
      The Corporation also maintains the Employee Stock Purchase Plan (the “ESPP”). Under the ESPP all employees may purchase shares of the Corporation’s common stock at the end of a 24-month period at a price equal to the share price at the beginning of the 24-month period, less 15 percent, up to a maximum purchase price of $10,000, plus accrued interest. Over the past two-year period, a total of 345,385 shares have been issued under the ESPP. At February 28, 2005, 2,470,610 shares remained available for issuance under the ESPP.
Reason for Management’s Request
      On March 1, 2005, the Corporation announced the promotion of Mr. Fitzpatrick to President and Chief Executive Officer, effective June 2005. Subsequently, the Compensation and Personnel Committee, in consultation with the Board of Directors, began negotiations with Mr. Fitzpatrick on the terms and conditions of an employment agreement. At the time of the printing of this proxy statement, a final agreement had not been reached. The framework for the stock-based compensation component of the agreement has been discussed and awards of a total of 2,300,000 options and 200,000 restricted stock units are being considered over a three-year period. Of these, 1 million options were granted on March 17, 2005, subject to price-vesting and time-vesting conditions being met prior to their vesting and exercisablity. If finalized, this total grant commitment would result in utilization of the Plan’s share authorization earlier than originally contemplated.
      Rather than request an additional new share authorization for the Incentive Plan, which would negatively impact “overhang,” a tool for assessing the potential dilutive effect of the Corporation’s equity-based compensation program, management is requesting that shareholders approve the transfer of 1,200,000 million shares currently authorized by shareholders to be issued from the Directors Stock Plan and 1,000,000 shares currently available for issuance from the ESPP to the Incentive Plan. The resulting impact will be neutral to the total potential dilutive effect of the Corporation’s equity-based compensation program.
      The transfer of shares will better utilize the Corporation’s overall equity program. As discussed above, the Directors Plan and the ESPP have more than an adequate number of shares available to be issued over the next several years. An equity award to Mr. Fitzpatrick in connection with his promotion to President and Chief Executive Officer will increase his alignment with the long-term financial interest of shareholders and will bring his total compensation as CEO in line with CEO compensation of our peer group.

Description of the Incentive Plan
      If shareholders approve the Corporation’s request to amend the Incentive Plan, section 3.1 of the Incentive Plan will read as follows (new language is in italics):
      3.1 Aggregate Limits. Subject to adjustment as provided in Section 12, at any time, the aggregate number of shares of the Corporation common stock, $.20 par value (“Shares”), issued and issuable pursuant to all Awards granted under this Plan shall not exceed 17,200,000; provided that no more than 2,000,000 of such Shares may be issued as Share Awards, as that term is defined in Section 5.1. The Shares subject to the Plan may be either Shares reacquired by the Corporation, including Shares purchase in the open market, or authorized but unissued Shares.
      A description of key terms of the Incentive Plan is included in this proxy statement as Exhibit A.
Required Vote
      The affirmative vote of the holders of a majority of the shares of common stock present or represented and entitled to be voted at the Annual Meeting is required to approve this proposal, provided that a majority of shares outstanding vote on this matter. Unless marked to the contrary, proxies received will be voted FOR this proposal.
Board Recommendation
      The Board of Directors of the Corporation recommends a vote FOR this proposal.
      The following table summarizes information as of December 31, 2004, relating to equity compensation plans of the Company pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares may be granted from time to time.

		Weighted		Number of securities
	(a) Number of	average	Average	remaining available
	securities to be	exercise price	remaining life	for future issuance
	issued upon exercise	of outstanding	(years) of	under equity	Types of
	of outstanding	options and	options	compensation	awards
Plan Category	options and rights	rights	outstanding	plans(1)	issuable(2)

Equity compensation plans approved by security holders:
Directors Stock Plan	3,518,089	$26.80	6.62	2,368,057	NQ,ST
SLM Corporation Incentive Plan (3)	3,511,500	43.28	9.73	11,130,921	NQ,ISO RES,RSU
Expired Plans(4)	21,167,476	31.01	7.43	—	NQ,ISO RES,RSU

Total approved by security holders	28,197,065	32.01	7.61	13,498,978
Equity compensation plans not approved by security holders:
Employee Stock Purchase Plan (5)	—	—	—	2,509,029
Expired Plan(6)	14,195,342	28.98	7.27	—	NQ,RES

Total not approved by security holders	14,195,342	28.98	7.27	2,509,029

Total	42,392,407	$30.99	7.50	16,008,007

(1)	Excludes securities included in column (a) and excludes shares that may be issued under the replacement option program.

(2)	NQ (Non-Qualified Stock Option), ISO (Incentive Stock Option), RES (Restricted/ Performance Stock), RSU (Restricted Stock Unit), ST (Stock Grant).

(3)	The SLM Corporation Incentive Plan is subject to an aggregate limit of 2,000,000 shares that may be issued as Restricted Stock or Restricted Stock Units. As of December 31, 2004, 1,645,581 shares are remaining from this authority.

(4)	Expired plans for which unexercised options remain outstanding include the 1993-1998 Stock Option Plan, Management Incentive Plan and Board of Directors Stock Option Plan.

(5)	Number of shares available for issuance under the ESPP.

(6)	Expired plan for which unexercised options remain outstanding includes the Employee Stock Option Plan.
REPORT OF THE AUDIT COMMITTEE
      The Audit Committee has reviewed and discussed with management and the Corporation’s independent accountant, PricewaterhouseCoopers LLP, the Corporation’s audited financial statements as of and for the year ended December 31, 2004. The Committee also discussed with PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants, and with and without management present, discussed and reviewed the results of the independent accountant’s examination of the financial statements.
      The Committee received and reviewed the written disclosures and the letter from the independent accountant required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the accountant the accountant’s independence. The Committee discussed with PricewaterhouseCoopers LLP relationships that may have an impact on their objectivity and independence.
      Following the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the financial statements referred to above be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004.
Audit Committee
Ann Torre Grant, Chair
A. Alexander Porter, Jr., Vice Chair
Charles L. Daley
Ronald F. Hunt
Steven L. Shapiro
PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANT
      The Corporation’s independent accountant is selected by the Audit Committee. On January 26, 2005, the Audit Committee appointed PricewaterhouseCoopers LLP as the Corporation’s independent accountant for 2005, subject to ratification by the Corporation’s shareholders.
      This proposal is put before the shareholders because the Board believes that it is a good corporate practice to seek shareholder ratification of the selection of the independent accountant. If the appointment of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement.
      Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting and to respond to appropriate questions from shareholders present at the meeting and will have an opportunity to make a statement if they desire to do so.
Independent Accountant
      Fees for services performed for the Corporation by its independent accountant, PricewaterhouseCoopers LLP for fiscal year ended December 31, 2004, and for fiscal year ended December 31, 2003, are set forth below.

Audit Fees and Non-Audit Fees

	2004	2003

Audit	$5,324,779	$2,813,340
Audit Related	2,351,960	3,297,608
Tax	120,049	397,058
All Other	—	126,000
Total	$7,796,788	$6,634,006

      Audit fees were for professional services rendered for the audits of the consolidated financial statements of the Corporation and statutory and subsidiary audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the SEC.
      Audit Related fees were for assurance and other services related to service provider compliance reports, trust servicing and administration reports, employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.
      Tax fees were for services related to tax compliance, tax planning, and state tax assistance.
      All Other fees for the year ended December 31, 2004 were $0. All other fees for the year ended December 31, 2003 were for advice on restructuring the Corporation’s tax department.
      Revision to 2003 fees. The 2003 fees reported previously have been revised to include the reimbursement of out-of-pocket expenses related to audit and audit-related services in the amounts of $293,862 and $106,066, respectively.
      Auditor Fees Pre-approval Policy. In 2002, the Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent accountant to the Corporation. The policy requires that all services to be provided by the Corporation’s independent accountant be pre-approved by the Audit Committee or its Chair. Each approval describes the non-audit services provided and sets a dollar limit for the services. The Committee, or its Chair, pre-approved all audit and non-audit services provided by PricewaterhouseCoopers LLP during 2004.
Required Vote
      The affirmative vote of the holders of a majority of the shares of common stock present or represented and entitled to be voted at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP. Unless marked to the contrary, proxies received will be voted FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountant for 2005.
Board Recommendation
      The Board of Directors of the Corporation recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountant for 2005.
GENERAL INFORMATION
About Voting
      Who may vote? Only SLM Corporation shareholders who owned common stock at the close of business on March 21, 2005, the record date for the Annual Meeting, can vote.
      How are my votes counted? In the election of directors, shares are entitled to cumulative voting, which means that each share of common stock is entitled to the number of votes equal to the number of directors to be elected. Therefore, each share you own is entitled to 14 votes in the election of directors. You may cumulate your votes and give one nominee 100 percent of your votes or you may distribute your votes among the nominees in any manner. The 14 nominees who receive the greatest number of votes cast at the Annual Meeting will be elected.
      Approval of other matters at the Annual Meeting requires an affirmative vote of at least a majority of the votes present or represented and entitled to be voted on the matter, with each share of stock entitled to one vote. Abstentions have the same effect as votes against the matter. Shares that are not voted on a matter, including shares for which a broker does not have discretionary voting authority, are not counted as voting on this matter.
      How do I vote? You may vote in person at the Annual Meeting or you may vote by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting.
      The process of voting by proxy differs slightly, based on how your share ownership is recorded. Your share ownership is recorded in one of three ways: (1) direct ownership, recorded by the stock transfer agent for the Corporation, the Bank of New York; (2) beneficial ownership recorded through a brokerage or bank account; or (3) beneficial ownership recorded by the Corporation’s 401(k) Plan Trustee.
      If your ownership is recorded directly, you will receive a proxy card. If your share ownership is beneficial, your broker, bank and/or the 401(k) Plan Trustee will issue you a voting instruction card that you use to instruct them how to vote your shares. Your broker, bank or the 401(k) Plan Trustee must follow your voting instructions.
      If you receive a voting instruction card from your broker or bank, or a proxy card from The Bank of New York, you may vote those shares by mail, telephonically by calling the telephone number shown on the voting form, or via the Internet at the web site shown on the voting form. A voting instruction card from the 401(k) Plan Trustee may be voted only by mail or by telephone.
      If you wish to specify your cumulative vote for director nominees, you must follow the special instructions on your proxy card or voting instruction card and vote by mail. Shares owned through the 401(k) Plan may not be cumulated.
      Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Standard Time, on May 18, 2005. Votes submitted to the 401(k) Plan Trustee must be received by May 16, 2005. Voting by returning a paper proxy, via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. However, if your shares are held through a bank, broker or the 401(k) Plan and you wish to vote those shares in person at the Annual Meeting, you must in advance of the Annual Meeting, obtain a legal proxy from your bank, broker or the 401(k) Plan Trustee.
      How do proxies work? Sallie Mae’s Board of Directors is requesting your proxy. Giving the Board your proxy means that you authorize representatives of the Board to vote your shares at the Annual Meeting in the manner you specify. If you sign and return the enclosed proxy card or voting instruction card but do not specify how to vote, the Board of Directors will vote your shares in favor of the director nominees named in this proxy statement in order to elect all of the nominees or the maximum number possible, ratify reallocation of shares, and ratify PricewaterhouseCoopers LLP, as independent accountant. Giving the Board your proxy also means that you authorize their representatives to vote on any other matter presented at the Annual Meeting in such manner as they determine best. The Corporation does not know of any other matters to be presented at the Annual Meeting as of the date of this proxy statement. If you own shares through the 401(k) Plan and do not vote your plan shares, the Trustee will vote your plan shares in the same proportion as other plan shares have been voted.
      Can I change my vote? A shareholder whose ownership is recorded directly has the power to change or revoke a proxy prior to its exercise by voting in person at the Annual Meeting, by giving written notice to the Corporate Secretary or by giving a later dated proxy prior to the meeting. A shareholder whose shares are owned beneficially through a bank, broker, or the 401(k) Plan must contact that entity to change or revoke a previously given proxy.

Shares Outstanding
      At December 31, 2004, 423,632,389 of the Corporation’s common stock par value $.20 per share, were outstanding. At March 21, 2005, the record date, 421,891,826 shares of common stock were outstanding and eligible to be voted. The common stock is listed on the NYSE under the symbol “SLM.”
Principal Shareholders
      To the Corporation’s knowledge, the following institutions were beneficial owners of 5% or more of the Corporation’s outstanding common stock on December 31, 2004. The holdings reported below are based solely on Schedules 13G filed with the SEC as of March 15, 2005. The Corporation is not aware of any other beneficial owner who became the beneficial owner of 5% or more of the Corporation’s common stock between December 31, 2004 and March 15, 2005.

		Ownership
		Percentage at
Name and Address of Beneficial Owner	Shares(1)	December 31, 2004

Capital Group International, Inc.(2) 11100 Santa Monica Blvd Los Angeles, CA 90025	38,758,940	9%
FMR Corp(3) 82 Devonshire Street Boston, MA 02109	47,945,880	11.155%
Bank of America Corporation(4) 100 North Tryon Street Charlotte, NC 28255	42,310,882	9.4%

(1)	Except as indicated, each institution has sole investment power and has sole power to vote with respect to the shares listed.

(2)	Based on Amendment No. 7 to Schedule 13G dated December 31, 2004, filed jointly by Capital Group International, Inc., and Capital Guardian Trust Company with the Securities and Exchange Commission, which indicates that Capital Group International, Inc. has sole voting power relative to 29,655,510 shares and investment power relative to 38,758,940 shares and that Capital Guardian Trust Company has sole voting power relative to 21,844,280 shares and investment power relative to 30,120,100 shares. Capital Group International, Inc. is a holding company for investment management companies, including one organized as a bank, Capital Guardian Trust Company. Capital Group International, Inc. disclaims beneficial ownership of all the shares shown. The address of Capital Guardian Trust Company is the same as that of Capital Group International, Inc. above.

(3)	Based on information contained in Amendment No. 8 to Schedule 13G dated December 31, 2004, filed by FMR Corp. (“FMR”), Edward C. Johnson III (“Mr. Johnson”) and Abigail P. Johnson (“Ms. Johnson”) with the Securities and Exchange Commission, wherein they reported the beneficial ownership of 47,945,880 shares. They state that Fidelity Management & Research Company (“Fidelity”) is a wholly-owned subsidiary of FMR and is the beneficial owner of 46,002,200 shares as a result of acting as investment advisor to various investment companies; an investment company, Growth & Income Fund, is the beneficial owner of 25,361,830 shares; Mr. Johnson and FMR and the funds each have sole power to dispose of the 46,002,200 shares but neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ boards of trustees and is carried out by Fidelity; Fidelity Management Trust Company (“FMTC”) is a wholly-owned subsidiary of FMR and is the beneficial owner of 1,938,730 shares as a result of its serving as investment manager of institutional accounts; Mr. Johnson and FMR each has sole investment power over 1,938,730 shares and sole power to vote or to direct the voting of 1,625,230 shares, and no power to vote or direct the voting of 313,500 shares owned by institutional accounts; and Strategic Advisors, Inc. (“SAI”) is a wholly-owned subsidiary of FMR and provides investment advisory services to individuals, and as such, FMR’s beneficial ownership includes 4,950 shares beneficially owned through SAI. The address of Fidelity, Growth & Income Fund, FMTC and SAI is the same as that of FMR above. The Company believes that the address of Mr. Johnson and Ms. Johnson is the same as that of FMR.

(4)	Based on information contained in Amendment No. 4 to Schedule 13G dated December 31, 2003, filed by Bank of America Corporation (“Bank of America”), NB Holdings Corporation (“NB”), Bank of America NA (“NA”), Banc of America Capital Management LLC (“Capital Management”), Banc of America Advisors, LLC (“Advisors”), Marisco Management Holdings, L.L.C., (“Marisco”), Marisco Capital Management, LLC (“Marisco Capital”), NMS Services Inc. (“NMS”), NMS Services (Cayman) Inc. (“NMS Cayman”), NationsBanc Montgomery Holdings Corporation (“NationsBanc”), Banc of America Securities, LLC (“Securities”) and Banc of America Investment Services, Inc. (“Investment Services”) with the Securities and Exchange Commission, wherein they reported the beneficial ownership of 42,310,882 shares. They state that each of the companies listed above is a subsidiary of Bank of America and that those subsidiaries beneficially own the following number of shares, respectively: NB— 38,261,320 shares, NA — 38,164,120 shares, Capital Management— 246,981 shares, Advisors -5,004,858 shares, Marisco— 37,792,173 shares, Marisco Capital -37,792,173 shares, NMS— 4,049,562 shares, NMS Cayman— 4,049,562 shares, NationsBanc— 97,200 shares, Securities— 97,200 shares and Investment Services— 8,775 shares. Bank of America has shared voting power with respect to 28,168,544 shares and no voting power with respect to the remaining shares, and shared investment power with respect to all of the shares.

Other Matters
      As of the date of this proxy statement, there are no matters that the Board of Directors intends to present for a vote at the Annual Meeting other than the business items discussed in this proxy statement. In addition, the Corporation has not been notified of any other business that is proposed to be presented at the Annual Meeting. If other matters now unknown to the Board come before the Annual Meeting, the accompanying proxy card gives discretionary authority to the persons named on the proxy card to vote such proxies on any such matters in accordance with their best judgment.
Solicitation Costs
      All expenses in connection with the solicitation of the enclosed proxy will be paid by the Corporation. The Corporation has hired MacKenzie Partners, Inc. to solicit proxies for a fee of $7,500 plus reimbursement for out-of-pocket costs. In addition to solicitation by mail, officers, directors, regular employees or other agents of the Corporation may solicit proxies by telephone, telefax, personal calls, or other electronic means. The Corporation will request banks, brokers, custodians and other nominees in whose names shares are registered to furnish to beneficial owners of the Corporation’s common stock material related to the Annual Meeting, including the annual report, this proxy statement and the proxy card and, upon request, the Corporation will reimburse such registered holders for their out-of-pocket and reasonable expenses in connection therewith.
Shareholder Proposals and Other Business for 2006 Annual Meeting
      A shareholder who intends to introduce a proposal for consideration at the Corporation’s year 2006 Annual Meeting, set for May 18, 2006, may seek to have that proposal and a statement in support of the proposal included in the Corporation’s proxy statement if the proposal relates to a subject that is permitted under SEC Rule 14a-8. To qualify for this, the shareholder must submit the proposal and supporting statement to the Corporation not later than December 9, 2005 and must satisfy the other requirements of Rule 14a-8. The submission of a shareholder proposal does not guarantee that it will be included in the Corporation’s proxy statement.
      A shareholder may otherwise propose business for consideration or nominate persons for election to the Board of Directors, in compliance with federal proxy rules, applicable state law and other legal requirements and without seeking to have the proposal included in the Corporation’s proxy statement pursuant to Rule 14a-8. The Corporation’s By-laws provide that any such proposals or nominations for the Corporation’s 2006 Annual Meeting must be received by the Corporation after February 19, 2006 and on or before April 19,

2006. Any such notice must satisfy the other requirements with respect to such proposals and nominations contained in the Corporation’s By-laws. If a shareholder fails to meet these deadlines or fails to comply with the requirements of SEC Rule 14a-8, the Corporation may exercise discretionary voting authority under proxies it solicits to vote on any such proposal.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16 of the Securities Exchange Act of 1934 requires the Corporation’s executive officers and directors to file reports on their holdings of and transactions in the Corporation’s common stock. To the Corporation’s knowledge, for the fiscal year 2004 all of the Corporation’s executive officers and directors timely filed all required reports under Section 16, except that Messrs. Hunt and Diefenderfer filed a report of the deferral of GSE Board meeting fees ($2,000) into SLM common stock four days late.
Code of Business Conduct
      The Corporation has a Code of Business Conduct that applies to Board members and all employees, including the chief executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct is available on the Corporation’s website (www.salliemae.com under “About Us, Corporate Governance”). The Corporation intends to post amendments to or waivers from the Code of Business Conduct (to the extent applicable to the Corporation’s chief executive officer, principal financial officer or principal accounting officer or director) at this location on its website.
Householding
      The SEC has approved a rule concerning the delivery of annual reports and proxy statements that permits a single set of these reports to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. In accordance with a notice sent earlier this year to certain beneficial shareholders who share a single address, only one annual report and proxy statement will be sent to that address unless the shareholder has notified the Corporation that the shareholder wants to receive multiple copies. Shareholders that received a single copy of the annual report or proxy statement and wish to receive separate copies in the future may request them by calling toll-free 1-888-810-5988 or by writing in care of the Corporate Secretary at SLM Corporation, 12061 Bluemont Way, VA 20190. Shareholders who received separate copies of the annual report or proxy statement and would prefer to receive a single copy in the future may also contact us to request delivery of a single copy.

Exhibit A
Description of key terms of the Incentive Plan.
      Plan Term: May 2004 to May 2009
      Shares Authorized: 17,200,000; no more than 2,000,000 may be granted as incentive bonus, performance stock and restricted stock (“share awards”). At March 21, 2005, the closing price for SLM common stock was $50.16.
      Share Formula: At any time, the number of shares considered issued under the Plan equals the number of shares issued upon exercise or settlement of an award less: 1) the number of shares returned to the Corporation upon cancellation, expiration or forfeiture of an award and 2) the number of shares delivered to the Corporation in payment or satisfaction of an option exercise price or tax obligation resulting from an award.
      Eligibility: All employees of the Corporation and its subsidiaries and affiliates are eligible to receive awards under the Plan. The Plan Committee determines which employees will receive awards under the Plan.
      Award Types: Options, performance stock, restricted stock, stock units and incentive bonuses may be awarded under the Plan.
      Individual Annual Award Limits: Options: 1,000,000; Share Awards: 100,000; Incentive Cash Bonus: $5,000,000, if such bonus is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code.
      Stock Options: Under the terms of the Plan, the exercise price for stock options must equal the fair market value of the Corporation’s common stock on the date of grant (unless an adjustment to the exercise price is required to assume outstanding options held by employees of an acquired company), the vesting period must be no earlier than one year from the date of grant (except upon a change in control or termination of employment due to death, disability or job abolishment) and options may be for a term of no more than 10 years. Otherwise, the Committee has discretion to determine the number of shares subject to an option (subject to the Plan’s stated limit), the vesting, expiration and forfeiture provisions for options, the restrictions on transferability of an option, and any other terms and conditions otherwise consistent with the Plan. Options granted under the Plan may be either incentive stock options qualifying under Code Section 422 (“ISOs”) or options which are not intended to qualify as incentive stock options (“NQSOs”). The exercise price of an option may be paid through various means specified by the Committee, including in cash or check, or by delivering to the Corporation shares of the Corporation’s stock.
      Incentive Bonus: The Committee has discretion to determine the terms of any incentive bonus, including the maximum amount payable (subject to the Plan’s stated limit), the performance period, which must be not less than one year, and criteria (which may be based on financial performance and/or personal performance evaluations) and level of achievement versus these criteria, the timing of any payment, restrictions on an incentive bonus prior to actual payment, forfeiture provisions, and any other terms and conditions consistent with the Plan.
      Performance Stock: The Committee has discretion to determine the terms of any performance stock award, including the number of shares subject to a performance stock award (subject to the Plan’s stated limit), the performance criteria, the period as to which performance is to be measured, which may be no shorter than a one-year period, forfeiture provisions, the effect of termination of employment for various reasons, and any other terms and conditions consistent with the Plan.
      Restricted Stock: The Committee has discretion to determine the terms of any restricted stock award, including the number of shares subject to a restricted stock award (subject to the Plan’s stated limit), and the minimum period over which restricted stock may vest, which may be over no shorter than a 3-year period.
      Stock Units: A “Stock Unit” is a bookkeeping entry representing an amount equivalent to the fair market value of one share of common stock, which may be settled in common stock or cash. Stock units may be issued upon exercise of stock options, may be granted in payment and satisfaction of incentive bonus awards and may be issued in lieu of any other compensation.
      Tandem Stock and Cash Rights: The Committee may provide that the holder of an award has a right (such as a stock appreciation right) to receive a number of shares or cash, or a combination thereof, in an amount determined by reference to the value of the award.
      Qualifying Performance Criteria: All or any portion of a performance stock award or incentive bonus may be designed to qualify as “performance based compensation” that is exempt from the $1 million limit on deductible compensation under Section 162(m) of the Code. The performance criteria for any portion of a performance stock award or incentive bonus that is intended to satisfy the requirements for “performance-based compensation” will be measured based on one or more “Qualifying Performance Criteria,” as defined below. Notwithstanding satisfaction of any performance goals, the amount paid under a performance stock award or incentive bonus may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.
      Qualifying Performance Criteria will be any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Corporation as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the Committee in the award:

•	cash flow

•	“core cash” earnings per share (including earnings before interest, taxes, depreciation and amortization)

•	return on equity

•	total stockholder return

•	return on capital

•	return on assets or net assets

•	revenue

•	“core cash” income or net income

•	“core cash” operating income or net operating income

•	operating profit or net operating profit

•	operating margin

•	return on operating revenue

•	market share

•	loan volume

•	overhead or other expense reduction
      The Committee shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period:

•	asset write-downs,

•	litigation or claim judgments or settlements,

•	the effect of changes in tax law, accounting principles or other laws or provisions affecting reported results,

•	accruals for reorganization and restructuring programs, and

•	any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s Form 10-K to the Securities and Exchange Commission for the applicable year.
      Transferability: Awards are generally only transferable by a recipient’s last will and testament and by the applicable laws of descent and distribution, unless provided otherwise by the Committee, and provided that no consideration is given in connection with the transfer of the award.
      Change in Control: Under the Plan, the Committee has discretion to provide that awards vest upon a change of control, as defined in the Plan.

      Adjustments: In the event of a stock dividend, recapitalization, stock split, reorganization, merger, spin-off, repurchase or exchange of the Corporation’s common stock or similar event affecting the common stock, the Committee may, in its discretion, adjust the number and kind of shares granted under the Plan, the number and kind of shares subject to outstanding stock options and restricted stock awards and the exercise price of outstanding stock options.
      Amendments: The Board of Directors may terminate, amend or suspend the Plan, provided that no action may be taken by the Board of Directors (except those described earlier in the “Adjustments” section) without the approval of the stockholders to:

•	Materially increase the number of shares that may be issued under the Plan;

•	Permit granting of stock options at less than fair market value;

•	Reduce or adjust downward the exercise price of outstanding options, whether through amendment, cancellation or replacement grants, or any other means;

•	Impair the rights of any award holder without his or her consent;

•	Change the class of individuals eligible for the Plan;

•	Extend the term of the Plan; and

•	Otherwise amend the Plan in any manner if not permitted to do so by law or the NYSE listing requirements without shareholder approval.
      Administration: The Plan will be administered by a Committee appointed by the Board of Directors, which shall consist of non-employee members of the Board of Directors. The Committee may delegate various functions to subcommittees or certain officers of the Corporation.
      Subject to the provisions of the Plan, the Committee has the power to:

•	prescribe, amend and rescind rules and regulations relating to the Plan and to define terms not otherwise defined in the Plan;

•	determine which employees, if any, will be granted awards under the Plan and the timing of such awards;

•	determine the number of shares subject to awards and the exercise or purchase price of the shares;

•	establish and verify the extent of satisfaction of any performance goals or other conditions applicable to awards;

•	prescribe and amend the terms of the agreements or other documents evidencing awards made under the Plan (which need not be identical);

•	determine whether, and the extent to which, adjustments are required under the Plan;

•	interpret and construe the Plan, any rules and regulations under the Plan and the terms and conditions of any award granted under the Plan, and to make exceptions to any provisions in good faith and for the benefit of the Corporation; and

•	make all other determinations deemed necessary or advisable for the administration of the Plan.
      All decisions, determinations and interpretations by the Committee regarding the Plan are final and binding on all participants and beneficiaries.
      Tax Consequences: The following discussion of the federal income tax consequences of the Plan is intended to be a summary of applicable federal law as currently in effect. State and local tax consequences may differ and may be amended or interpreted differently during the term of the Plan or of awards granted thereunder. Because the federal income tax rules governing awards and related payments are complex and subject to frequent change, award holders are advised to consult their individual tax advisors.

      Stock Options: ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs need not comply with such requirements.
      An optionee is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an ISO for at least two years following the option grant date and at least one year following exercise, the optionee’s gain, if any, upon a subsequent disposition of such shares is long term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee’s basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an ISO before satisfying the one and two-year holding periods described above, the optionee will recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income will be the lesser of (i) the amount realized on disposition less the optionee’s adjusted basis in the stock (usually the option price) or (ii) the difference between the fair market value of the stock on the exercise date and the option price. The balance of the consideration received on such a disposition will be long term capital gain if the stock had been held for at least one year following exercise of the ISO. The Corporation is not entitled to an income tax deduction on the grant or exercise of an ISO or on the optionee’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Corporation will be entitled to a deduction in the year the optionee disposes of the shares in an amount equal to the ordinary income recognized by the optionee.
      An optionee is not taxed on the grant of an NQSO. On exercise, however, the optionee recognizes ordinary income equal to the difference between the option price and the fair market value of the shares acquired on the date of exercise. The Corporation is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. Any gain on subsequent disposition of the shares is long term capital gain if the shares are held for at least one year following exercise. The Corporation does not receive a deduction for this gain.
      Performance Stock and Stock Units: Grantees of performance stock or stock units do not recognize income at the time of the grant of such stock or stock units. However, when the performance stock or stock units are paid, grantees recognize ordinary income in an amount equal to the fair market value of the stock or units on the date all restrictions are satisfied, and the Corporation will receive a corresponding deduction.
      Incentive Bonuses: A participant will not have taxable income upon the grant of a contingent right to an incentive bonus. Rather, taxation will be postponed until the incentive bonus becomes payable, and, if the participant has timely elected deferral to a later date, such later date. At that time, the participant will recognize ordinary income equal to the value of the amount then payable.
      The participant will be subject to income tax withholding at the time when the ordinary income is recognized. Subject to the Section 162(m) restrictions discussed below, the Corporation will be entitled to a tax deduction at the same time and for the same amount.
      Deferred Compensation: Awards of cash-settled stock appreciation rights, incentive bonuses, performance shares and stock units under the Incentive Plan may, in some cases, result in the deferral of compensation that is subject to the requirements of newly enacted Code Section 409A. To date, the U.S. Treasury Department and Internal Revenue Service have issued only preliminary guidance regarding the impact of Code Section 409A on the taxation of these and other types of compensation arrangements. Generally, to the extent that deferrals of these awards fail to meet certain requirements under Code Section 409A, employee recipients may be subject to immediate taxation and tax penalties in the year awards vest unless the requirements of Code Section 409A are satisfied. The Corporation expects generally to structure awards under the Incentive Plan in a manner that addresses the provisions of Code Section 409A, although there is no assurance that awards under the Incentive Plan will avoid such consequences.
      Company Deduction and Section 162(m): Subject to the limitation imposed by Section 162(m) of the Code, the Corporation or a subsidiary will be entitled to a deduction equal to the ordinary income recognized by the participant from NQSOs, performance shares and incentive bonuses for the taxable year when the participant recognizes such incomes.
      For the individual serving as the chief executive officer of the Corporation at the end of the taxable year and for the individuals serving as officers of the Corporation or a subsidiary at the end of such year who are among the four highest compensated officers (other than the chief executive officer) for proxy reporting purposes, Section 162(m) of the Code limits the amount of compensation otherwise deductible by the Corporation and its subsidiaries for such year to $1,000,000 for each such individual except to the extent that such compensation is “performance-based compensation.” All NQSOs, performance shares and incentive bonuses are designed to be able to qualify as performance-based compensation for purposes of Section 162(m) of the Code. At the time of grant, the Committee will determine the extent to which such grant will be performance-based compensation for purposes of Section 162(m) of the Code. In addition, the Committee will certify the extent to which the Qualifying Performance Criteria has been satisfied before any payment is made that is intended to qualify as performance-based compensation.
      Plan Benefits. From the Incentive Plan’s adoption (May 2004) through February 28, 2005, stock option and performance stock awards covering 7,193,824 shares had been granted to the Corporation’s employees under the Incentive Plan, including 0 shares to Mr. Lord, 10,000 shares to Mr. Fitzpatrick, 65,000 shares to Ms. Keler, 35,000 shares to Mr. Remondi, 30,000 shares to Ms. McCormack, 35,000 shares to Mr. Whorley. Included in the grants to employees were grants covering 267,500 shares that have been awarded to the Corporation’s executive officers as a group. Non-management directors have not received any awards under the Incentive Plan. Other awards or benefits that will be granted or paid under the Incentive Plan in the future are not currently determinable.

SLM CORPORATION

Proxy solicited by the Board of Directors for Annual Meeting — May 19, 2005

     Each of the undersigned, revoking all other proxies heretofore given, hereby constitutes and appoints Albert L. Lord and Marianne M. Keler, and each of them individually, with full power of substitution, as proxy or proxies to represent and vote all shares of Common Stock, par value $.20 per share (“Common Stock”), of SLM Corporation (the “Company”) owned by the undersigned at the Annual Meeting and any adjournments or postponements thereof.

     If you wish to cumulate votes for a Director(s), write the name(s) of the nominee(s) below and next to the name(s), the percentage(s) of votes you wish to allocate, not to exceed 100%.

     The shares represented hereby will be voted in accordance with the directions given in this proxy. If not otherwise directed herein, shares represented by this proxy will be voted FOR Item 1 (Election of Directors), FOR Item 2 (Approve reallocation of shares authorized from the Directors Stock Plan and the Employee Stock Purchase Plan to the SLM Corporation Incentive Plan) and FOR Item 3 (Ratify the Appointment of independent accountants). If any other matters are properly brought before the Annual Meeting, proxies will be voted on such matters as the proxies named herein, in their sole discretion, may determine.

(If you noted any Voting Instructions, Address
Changes or Comments below, please check
the corresponding box on the reverse.)

SLM CORPORATION
P.O. BOX 11122
Voting Instructions/Address Changes/Comments:	NEW YORK, N.Y. 10203-0122

YOUR VOTE IS IMPORTANT
SLM CORPORATION	VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxyvotenow.com/slm		1-866-353-7846
· Go to the website address listed	OR	· Use any touch-tone telephone.	OR	· Mark, sign and date your proxy card.
above.		· Have your proxy card ready.		· Detach your proxy card.
· Have your proxy card ready.		· Follow the simple recorded		· Return your proxy card in the
· Follow the simple instructions that		instructions.		postage-paid envelope provided.
appear on your computer screen.

êDETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNETê

SLM CORPORATION

Please Sign, Date and Return
the Proxy Card Promptly	☒
Using the Enclosed Envelope.	Votes must be indicated
(x) in Black or Blue ink.

The Board of Directors recommends a vote “FOR” Items 1 — 3 to be voted at the Annual Meeting.

1. Vote On Directors

FOR		WITHHOLD
ALL	☐	ALL	☐	EXCEPTIONS	☐

Nominees:	01 — CHARLES L. DALEY, 02 — W.M. DIEFENDERFER, III,
03 — THOMAS J. FITZPATRICK, 04 — DIANE SUITT GILLELAND,
05 — EARL A. GOODE, 06 — ANN TORRE GRANT,
07 — RONALD F. HUNT, 08 — BENJAMIN J. LAMBERT III,
09 — ALBERT L. LORD, 10 — BARRY A. MUNITZ,
11 — A. ALEXANDER PORTER, JR., 12 — WOLFGANG SCHOELLKOFF,
13 — STEVEN L. SHAPIRO, 14 — BARRY L WILLIAMS

     (INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)

Vote On Proposals		FOR	AGAINST	ABSTAIN

2.	Approve reallocation of shares authorized from the Directors Stock Plan and the Employee Stock Purchase Plan to the SLM Corporation Incentive Plan.	☐	☐	☐

3.	Ratify the Appointment of PricewaterhouseCoopers LLP as the Corporation’s independent accountant.	☐	☐	☐

If you wish to cumulate votes for Directors, do NOT mark "For All", "Withhold All" or Exceptions above, but check this box and write your voting instructions on the back of this card.			☐

     SCAN LINE

Please sign, date and return this proxy card in the enclosed envelope.)	Date	Share Owner sign here	Co-Owner sign here